UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Medidata Solutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 16, 2019

As previously disclosed, on June 11, 2019, Medidata Solutions, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “merger agreement”), by and among the Company, Dassault Systèmes S.E. (“Dassault Systèmes”), Dassault Systèmes Americas Corp. (“Parent”), and 3DS Acquisition 6 Corp. (“Merger Sub”) providing for, among other things, the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.  On July 19, 2019, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on August 16, 2019, in connection with the merger (the “special meeting”).

Litigation Related to the Merger

In connection with the merger, a putative class action lawsuit, Kent v. Medidata Solutions, Inc., et al., 1:19-cv-01361-RGA, was filed on July 22, 2019 by purported stockholder Michael Kent against the Company and its directors in the U.S. District Court for the District of Delaware.  On July 25, 2019, in connection with the merger, a complaint, Stein v. Medidata Solutions, Inc., et al., 1:19-cv-06933, was filed as an individual action by purported stockholder Shiva Stein against the Company and its directors in the U.S. District Court for the Southern District of New York.  On July 30, 2019, in connection with the merger, a complaint, Sivigny v. Medidata Solutions, Inc., et al., 2:19-cv-16113, was filed as an individual action by purported stockholder Robert Sivigny against the Company and its directors in the U.S. District Court for the District of New Jersey.  On July 31, 2019, in connection with the merger, a complaint, Borodin v. Medidata Solutions, Inc., et al., 1:19-cv-07176, was filed as an individual action by purported stockholder Suvi Borodin against the Company and its directors in the U.S. District Court for the Southern District of New York.  The Kent, Stein, Sivigny and Borodin cases are collectively referred to as the “merger actions.”  The merger actions generally allege that the Company’s Definitive Proxy Statement misrepresents and/or omits certain purportedly material information.  The merger actions assert violations of Sections 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against all defendants, and violations of Section 20(a) of the Exchange Act against the directors.  The merger actions seek, among other things: an injunction enjoining consummation of the merger, costs of the action, including plaintiff’s attorneys’ fees and experts’ fees, declaratory relief and any other relief the court may deem just and proper.

While the Company believes the merger actions lack any merit and that the disclosures in the Definitive Proxy Statement comply fully with applicable law, solely in order to avoid the expense and distraction of litigation, the Company has determined voluntarily to supplement the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”).

Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of the Supplemental Disclosures.  To the contrary, the Company specifically denies all allegations that any of the Supplemental Disclosures, or any other additional disclosures, were or are required.

The Company’s Board of Directors continues to unanimously recommend that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.

If you have not already submitted a proxy for use at the special meeting since the distribution of the Definitive Proxy Statement, you are urged to do so promptly. These Supplemental Disclosures do not affect the validity of any proxy card or voting instructions that Medidata stockholders may have previously received or delivered following the distribution of the Definitive Proxy Statement. No action is required by any Medidata stockholder who has previously delivered a proxy or voting instructions following the distribution of the Definitive Proxy Statement and who does not wish to revoke or change that proxy or voting instructions.

Supplemental Disclosures to Definitive Proxy Statement

These Supplemental Disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.  All page references in the information below are to pages in the Definitive Proxy Statement, and all defined and/or capitalized terms used below shall have the meanings set forth in the Definitive Proxy Statement.  Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures.  As noted in the Definitive Proxy Statement, Morgan Stanley’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 11, 2019.  Morgan Stanley assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 11, 2019, and Morgan Stanley has not updated or revised its opinion subsequent to such date.

The section of the Definitive Proxy Statement titled “Opinion of Morgan Stanley & Co. LLC - Discounted Cash Flow Analysis” is hereby supplemented by amending the paragraph on page 47 that begins “Morgan Stanley also calculated a range of terminal values . . .” to insert the underlined words in the following sentences:

Morgan Stanley also calculated a range of terminal values for Medidata at December 31, 2033, the present value of which was $2,137 million to $3,977 million, by applying a perpetual growth rate ranging from 2.0% to 4.0% to the normalized unlevered free cash flows of Medidata for calendar year 2033.  For purposes of calculating the normalized unlevered free cash flows of Medidata for the terminal year, Morgan Stanley assumed there would be no cash flow impact from changes in deferred revenue.  Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience to reflect the estimated steady state unlevered free cash flow growth rate of the Company, taking into account, among other considerations, the implied AV / EBITDAO multiples resulting from such estimated perpetual growth rates.

The section of the Definitive Proxy Statement titled “Opinion of Morgan Stanley & Co. LLC - Discounted Equity Value Analysis” is hereby supplemented by amending the paragraph on page 47 that begins “Using the financial forecasts. . .” to insert the underlined words in the following sentences:

Morgan Stanley calculated the future equity value per share of Medidata common stock at the end of calendar year 2020 by applying a revenue multiple range of 5.0x to 7.0x (which Morgan Stanley selected based on the application of Morgan Stanley’s professional judgment and experience, including, among other considerations, review of the trading multiples of comparable companies) to Medidata’s NTM Revenue as of December 31, 2020 in order to reach a future implied aggregate value, and then subtracted the projected net cash of $212 million, including the cumulative impact of stock based compensation from June 30, 2019, as of December 31, 2020 to reach a future implied equity value, which was then divided by Medidata’s fully diluted share count of approximately 64 million shares as determined under the treasury stock method, which was based on the outstanding basic shares and dilutive securities schedule provided to Morgan Stanley by Medidata, including the impact of the estimated conversion factors of certain Medidata performance based restricted stock units, as provided by Medidata as of June 3, 2019 (the latest information available at the time of calculation).  Morgan Stanley then discounted the resulting implied future equity value per share to June 30, 2019, at a discount rate equal to Medidata’s assumed mid-point cost of equity of 9.5%.  The cost of equity was selected based on the application of Morgan Stanley’s professional judgment and experience and the Capital Asset Pricing Model, with the market data used to calculate the estimated cost of equity (which takes into account a market risk premium, predicted Barra beta and a risk free rate) based on market data as of April 18, 2019 (the last trading day prior to the publication of a report disclosing Parent’s potential interest in acquiring Medidata), except for the assumed risk free rate used therein, which was based on market data as of June 7, 2019.  Based on these calculations, this analysis indicated a range of implied equity value per share for Medidata common stock, rounded to the nearest $1.00, of $71.00 to $98.00 per share.

The section of the Definitive Proxy Statement titled “Financial Forecasts - Financial Forecasts” is hereby supplemented by amending the table set forth in that section on page 52 by inserting the following rows directly below the row labeled “Depreciation”:

	Fiscal Year Ending December 31
	2019E	2020E	2021E	2022E	2023E
Capital Expenditures	$(60)	$(59)	$(62)	$(66)	$(74)
Changes in Net working Capital	$(36)	$(15)	$(18)	$(15)	$(16)
Taxes Utilized For Purposes of Unlevered Free Cash Flow Calculation	$(8)	$(13)	$(19)	$(26)	$(43)

The section of the Definitive Proxy Statement titled “Financial Forecasts – Summary of Extrapolated Forecast” is hereby supplemented by amending the table set forth in that section on page 52 by inserting the following rows directly below the row labeled “Revenue”.

	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Capital Expenditures	$(80)	$(86)	$(92)	$(97)	$(101)	$(104)	$(106)	$(105)	$(102)	$(97)
Changes in Net working Capital	$(30)	$(33)	$(36)	$(38)	$(39)	$(38)	$(35)	$(30)	$(22)	$(13)
Taxes	$(51)	$(60)	$(70)	$(81)	$(93)	$(106)	$(118)	$(130)	$(141)	$(150)
Stock-Based Compensation	$133	$151	$169	$189	$209	$229	$248	$264	$277	$285
Amortization	$1	$1	$1	$0	$0	$0	$0	$0	$0	$0
Depreciation	$64	$70	$76	$82	$88	$92	$96	$98	$99	$97

Important Information and Where to Find It

This communication is being made in respect of the proposed merger involving Medidata and Dassault Systèmes and certain of Dassault Systèmes’s subsidiaries. Medidata has scheduled a special meeting in order to obtain stockholder approval of the proposed merger.  Medidata has filed with the SEC a Definitive Proxy Statement in connection with the proposed merger, which has been mailed to the stockholders of Medidata and contains important information about the proposed merger and related matters. INVESTORS OF MEDIDATA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT TOGETHER WITH THE SUPPLEMENTAL DISCLOSURES AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MEDIDATA, DASSAULT SYSTÈMES AND CERTAIN OF ITS SUBSIDIARIES, AND THE PROPOSED MERGER.  Investors may obtain a free copy of these materials and other documents filed by Medidata with the SEC at the SEC’s website at www.sec.gov, at the Company’s website (https://investors.medidata.com) or by writing to the Corporate Secretary at 350 Hudson Street, 9th Floor, New York, New York 10014.

Participants in the Solicitation

Medidata and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding Medidata’s directors and executive officers is set forth in the Company’s proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 18, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 1, 2019. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.medidata.com. Additional information regarding persons who may be deemed to be participants in soliciting proxies and any direct or indirect interests they may have in the proposed merger are set forth in the Definitive Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to the Company; (7) the Company may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (10) risks related to diverting management’s attention from the Company’s ongoing business operations; (11) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect the Company’s business and the price of the common stock of the Company; and (12) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC. Such risks include, without limitation: possible fluctuations in our financial and operating results; our customer concentration; our ability to retain and expand our customer base or increase new business from those customers; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; the impacts of security breaches and data loss and our vulnerability to technology infrastructure failures; and integration activities, performance and financial impact of acquired companies. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the Definitive Proxy Statement. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

The Supplemental Disclosures include projections of the Company’s future financial results. These disclosures were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accounts for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States. For a description of the inherent limitations and inherent risks and uncertainties surrounding the Company’s projected financial results, please see the discussion under the section titled “Financial Forecasts” beginning on page 50 of the Definitive Proxy Statement.